Exhibit 99.1

DIAMOND RESORTS CORPORATION LAUNCHES CASH TENDER OFFER

FOR ITS 12.0% SENIOR SECURED NOTES DUE 2018

-To be funded from recently completed initial public offering-

LAS VEGAS, Nevada, (July 26, 2013)—Diamond Resorts Corporation (the “Company”), an indirect wholly-owned subsidiary of Diamond Resorts International, Inc. (NYSE: DRII) (“DRII”), a global leader in the hospitality and vacation ownership industries, announced today that it is commencing a tender offer (the “Tender Offer”) to purchase for cash a portion of its outstanding 12.0% Senior Secured Notes Due 2018 (the “Notes”). The Company is required to make the Tender Offer under the indenture governing the Notes, as a result of the consummation on July 24, 2013 of DRII’s initial public offering of common stock.

The terms and conditions of the Tender Offer are described in the Offer to Purchase, dated July 26, 2013, which is being distributed to holders of the Notes (the “Offer to Purchase”). Information related to the Notes and other information relating to the Tender Offer are set forth in the table below.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Cap	Tender Offer Consideration (1)
12.00% Senior Secured Notes due 2018	25272P AC6 US25272PAC68	$425,000,000	$56,797,854	$1,120

(1)	Per $1,000 principal amount of Notes that are accepted for purchase, exclusive of Accrued Interest (as defined below).

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on August 22, 2013, unless extended by the Company (the “Expiration Time”). Holders that validly tender their Notes prior to the Expiration Time (and have not validly withdrawn their Notes prior to 5:00 p.m., New York City time, on August 22, 2013) will be eligible to receive total consideration of $1,120 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest to (but excluding) the date of purchase (the “Accrued Interest”).

If Notes are purchased in the Tender Offer, the Company will purchase up to the aggregate principal amount of Notes that it can purchase for the aggregate Tender Offer Consideration which, together with the Accrued Interest, equals the Cap. If the Tender Offer is oversubscribed as of the Expiration Time, holders that validly tender Notes will be subject to proration

The exclusive Dealer Manager for the Tender Offer is Credit Suisse Securities (USA) LLC (Collect: (212) 538-2147, U.S. Toll Free: (800) 820-1653). The Depositary for the Tender Offer is Wells Fargo Bank, National Association.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The Tender Offer is being made only pursuant to the Offer to Purchase that the Company is distributing to holders of the Notes. Holders of the Notes should read carefully the Offer to Purchase because it contains important information, including the various terms and conditions of the Tender Offer. None of the Company or any of its affiliates, the Dealer Manager or the Depositary is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.

About Diamond Resorts International®

Diamond Resorts International® is a global leader in the hospitality and vacation ownership industry, with an ownership base of more than 490,000 owner-families and a worldwide network of 296 vacation destinations located in 32 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia and Africa.

Media Contact:

Stevi Wara

Diamond Resorts Corporation

Tel: 1.702.823.7069; Fax: 1.702.684.8705

media@diamondresorts.com

Investor Contact:

Sloane & Company

Josh Hochberg

Tel: 1.212.446.1892

jhochberg@sloanepr.com

or

Dan Zacchei

Tel: 1.212.446.1882

dzacchei@sloanepr.com